Exhibit 99.1

AXCELIS NAMES EDWARD BRAUN TO BOARD OF DIRECTORS

BEVERLY, Mass., February 2, 2011 — Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced that Edward Braun has joined the Company’s board of directors.

“We’re very pleased that Edward Braun will be joining our board of directors,” said Mary Puma, chairman and CEO of Axcelis.  “With over forty years of expertise in business management, he brings a unique combination of strong leadership skills and a broad range of successful experiences in the semiconductor and electronics industry to Axcelis.  He will be a strong asset to our team, as we move forward with the next phase of our growth strategy.”

Braun has been Chairman of Veeco Instruments, Inc. since 1990, and was also Chief Executive Officer of the company until 2007.  Prior to this, Braun held numerous executive positions, beginning in 1966, at Veeco and a predecessor company. Braun is a Director Emeritus of Semiconductor Equipment and Materials International (SEMI), a trade association.  In addition to Axcelis Technologies, Braun is on the board of directors of Cymer, Inc., a supplier of excimer laser light sources used in deep ultra-violet photolithography systems.

Axcelis Technologies, Inc., (Nasdaq: ACLS) headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. The company’s Internet address is: www.axcelis.com.

CONTACTS:

Maureen Hart (editorial/media) 978.787.4266
maureen.hart@axcelis.com

Jay Zager (financial community) 978.787.9408

jay.zager@axcelis.com